Date: August 10, 2016

News Release – Investor Update

Parks! America Reports Strong Net Sales Growth and

Results for the Third Quarter and First Nine Months of Fiscal 2016

• Q3 reported and comparable 13-week attendance based net sales increase by 12.4% and 11.1%, respectively

• First nine months reported and comparable 40-week attendance based net sales increase by 22.5% and 15.8%, respectively

• Double-digit percentage growth in attendance based net sales in eight of the last nine quarters

• YTD Net Income increased by $453,742 to $653,833

PINE MOUNTAIN, Georgia, August 10, 2016 – Parks! America (OTCPink: PRKA), announced today the results for its third quarter and nine months ended July 3, 2016.

The Company’s 2016 fiscal year will end on October 2, 2016 and will be comprised of 53 weeks. The Company’s 2015 fiscal year ended on September 27, 2015 and was comprised of 52 weeks. This calendar change has also impacted the timing of our 2016 fiscal quarter ends as compared to the prior year. Therefore, Park attendance based net sales are discussed on a comparable 13-week, as well as a reported, basis for the third quarter of our 2016 fiscal year as compared to the prior year. In addition, Park attendance based net sales are discussed on a comparable 40-week, as well as a reported, basis for the first nine months of our 2016 fiscal year as compared to the prior year.

Third Quarter 2016 Highlights

Reported total net sales for the fiscal quarter ended July 3, 2016 increased by $199,389 or 12.3%, to $1,819,140, driven by higher attendance and higher average revenue per guest. Reported Park attendance based net sales increased by $201,014 or 12.4%, while animal sales decreased by $1,625. On a comparable 13-week basis, combined Park attendance based net sales increased $181,963 or 11.1%.

The Company reported net income of $731,649 for the fiscal quarter ended July 3, 2016 compared to $552,275 for the fiscal quarter ended June 28, 2015, resulting in an increase of $179,374. The improvement in net income during the third quarter of the 2016 fiscal year was primarily attributable to higher total net sales, as well as lower legal fees, partially offset by higher cost of sales, general operating expenses and income taxes.

First Nine Month 2016 Highlights

Reported total net sales for the first nine months of the 2016 fiscal year increased by $626,811 or 22.0%, to $3,475,604, driven by higher attendance and higher average revenue per guest. Reported combined Park attendance based net sales increased by $636,176 or 22.5%, partially offset by a $9,365 decrease in animal sales. On a comparable 40-week basis, Park attendance based net sales increased $471,586 or 15.8%.

The Company reported net income of $653,833 for the nine months ended July 3, 2016 compared to $200,091 for the nine months ended June 28, 2015, resulting in an increase of $453,742. The increase in net income during first nine months of the 2016 fiscal year was primarily attributable to higher total net sales, as well as lower legal fees, partially offset by higher compensation, advertising, insurance and general operating expenses, and higher cost of sales and income taxes.

“We continue to be very encouraged by the strong growth in attendance based net sales generated by both our Parks during the first nine months of our 2016 fiscal year,” commented Dale Van Voorhis, Chairman & CEO. “We have achieved double-digit percentage year-over-year growth in attendance based net sales in eight of the last nine fiscal quarters. We are also pleased with the operating income leverage generated during the first nine months of our 2016 fiscal year, as approximately 72% of incremental sales flowed through to net income.”

Balance Sheet and Liquidity

The Company had working capital of $1.00 million as of July 3, 2016 compared to working capital of $122,567 as of June 28, 2015. The year-over-year improvement in working capital is primarily reflective of the strong operating results during the first nine months of the 2016 fiscal year and lower year-to-date capital spending.

The Company’s debt to equity ratio was 0.80 to 1.00 as of July 3, 2016, compared to 1.11 to 1.00 as of June 28, 2015.

“We continue to be pleased with our strong improvement in working capital and debt to equity ratio over the past three years,” noted Mr. Van Voorhis. “This has been driven by continuing improvement in our results from operations and the January 2013 refinancing of all our debt. We plan to continue to leverage these strong financial results to build on our businesses and to improve the wild animal safari experience for our guests.”

About Parks! America, Inc.

Parks! America, Inc. (OTCPink: PRKA), through its wholly owned subsidiaries, owns and operates two regional theme parks - the Wild Animal Safari theme park in Pine Mountain, Georgia, and the Wild Animal Safari theme park located in Strafford, Missouri.

Additional information, including our Form 10-K for the fiscal year ended September 27, 2015, is available on the Company’s website, http://www.animalsafari.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information contained herein, this news release contains certain forward-looking statements within the meaning of U.S. securities laws. You are cautioned to not place undue reliance on these forward-looking statements; actual results or outcomes could differ materially due to factors including, but not limited to: general market conditions, adverse weather, and industry competition. The Company believes that expectations reflected in forward-looking statements are reasonable, however it can give no assurances that such expectations will be realized and actual results could differ materially. A further description of these risks, uncertainties and other matters can be found in the Company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2015.

Contact: Todd R. White

Chief Financial Officer

(706) 663-8744

todd.white@animalsafari.com

PARKS! AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
For the Three Months and Nine Months Ended July 3, 2016 and June 28, 2015

	For the three months ended		For the nine months ended
	July 3, 2016	June 28, 2015	July 3, 2016	June 28, 2015
Net sales	$1,819,140	$1,618,126	$3,459,277	$2,823,101
Sale of animals	-	1,625	16,327	25,692
Total net sales	1,819,140	1,619,751	3,475,604	2,848,793

Cost of sales	182,141	157,121	390,078	323,155
Selling, general and administrative	717,261	758,292	1,960,395	1,899,230
Depreciation and amortization	85,200	81,250	255,800	243,750
(Gain) loss on disposal of operating assets, net	2,623	(7,344)	2,623	(7,344)
Income from operations	831,915	630,432	866,708	390,002

Other income (expense), net	1,978	2,541	6,000	5,978
Interest expense	(49,542)	(56,096)	(155,569)	(166,083)
Amortization of loan fees	(2,602)	(2,602)	(7,806)	(7,806)
Income before income taxes	781,749	574,275	709,333	222,091

Income tax provision	50,100	22,000	55,500	22,000
Net income	$731,649	$552,275	$653,833	$200,091

Income per share - basic and diluted	$0.01	$0.01	$0.01	$-

Weighted average shares outstanding (in 000's) - basic and diluted	74,531	74,381	74,488	74,314

PARKS! AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
As of July 3, 2016, September 27, 2015 and June 28, 2015

	July 3, 2016	September 27, 2015	June 28, 2015
ASSETS
Cash – unrestricted	$1,191,745	$563,096	$251,495
Cash – restricted	456,492	456,492	456,492
Inventory	135,424	139,324	178,634
Prepaid expenses	41,755	87,633	52,823
Total current assets	1,825,416	1,246,545	939,444

Property and equipment, net	6,378,210	6,362,790	6,293,885
Intangible assets, net	154,054	158,661	161,263
Other assets	8,500	8,500	8,500
Total assets	$8,366,180	$7,776,496	$7,403,092

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Accounts payable	$109,310	$141,404	$104,387
Other current liabilities	296,528	247,449	267,685
Accrued judgment under appeal	304,328	304,328	304,328
Notes payable – related parties	-	-	25,000
Current maturities of long-term debt	113,588	108,762	115,477
Total current liabilities	823,754	801,943	816,877

Long-term debt	3,280,196	3,374,406	3,410,576
Total liabilities	4,103,950	4,176,349	4,227,453

Stockholders’ equity
Common stock	74,531	74,381	74,381
Capital in excess of par	4,809,606	4,801,506	4,801,506
Treasury stock	(3,250)	(3,250)	(3,250)
Accumulated deficit	(618,657)	(1,272,490)	(1,696,998)
Total stockholders’ equity	4,262,230	3,600,147	3,175,639
Total liabilities and stockholders’ equity	$8,366,180	$7,776,496	$7,403,092